EXHIBIT 23.4
Linklaters LLP One Silk Street London EC2Y 8HQ Telephone (+44) 20 7456 2000 Facsimile (+44) 20 7456 2222 DX Box Number 10 CDE
Lloyds TSB Group plc
25 Gresham Street
London EC2V 7HN
England
June 15, 2007

Dear Sirs

We are acting as special English Solicitors to Lloyds TSB Group plc (the “Company”) in connection with the registration statement on Form F-3 (the “Registration Statement”) filed with the United States Securities and Exchange Commission on the date hereof by the Company for the purpose of registering under the United States Securities Act of 1933, as amended (the “Act”) the Company’s dollar preference shares.

We hereby consent to the use of our name under the caption “Enforcement of the Issue” in the Prospectus forming a part of the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this consent. In addition, we consent to the incorporation by reference of this consent into a registration statement filed pursuant to Rule 462(b) under the Act.

Yours faithfully

/s/ Linklaters LLP

Linklaters LLP

This communication is confidential and may be privileged or otherwise protected by work product immunity.

Linklaters LLP is a limited liability partnership registered in England and Wales with registered number OC326345. It is regulated by the Law Society of England and Wales. The term partner in relation to Linklaters LLP is used to refer to a member of Linklaters LLP or an employee or consultant of Linklaters LLP or any of its affiliated firms or entities with equivalent standing and qualifications. A list of the names of the members of Linklaters LLP together with a list of those non-members who are designated as partners and their professional qualifications is open to inspection at its registered office, One Silk Street, London EC2Y 8HQ or on www.linklaters.com and such persons are either solicitors, registered foreign lawyers or European lawyers.

Please refer to www.linklaters.com/regulation for important information on our regulatory position.